Exhibit 99.1

Quinton Announces Q4 Profit on Revenues of $22.4 Million

BOTHELL, WA, February 12, 2004 – Quinton Cardiology Systems, Inc. (NASDAQ: QUIN) today announced results for the three-month period and year ended December 31, 2003.

Fourth Quarter Results

Revenues for the three months ended December 31, 2003 were $22.4 million, as compared to revenues of $13.2 million for the three months ended December 31, 2002. Quinton’s operating results for the three-month period ended December 31, 2003 include the operating results of Burdick, Inc. (Burdick), which was acquired on January 2, 2003.

Gross profit for the three months ended December 31, 2003 was $8.4 million, or 37.5% of revenues. This included severance and other charges of approximately $1.1 million relating to the consolidation of Quinton’s manufacturing operations into its Deerfield, Wisconsin facilities. Excluding these nonrecurring charges, pro forma gross profit for the quarter would have been approximately $9.5 million, or 42.7% of revenues. This compares to Quinton’s gross profit margin of 41.7% of revenues for the three month period ended December 31, 2002 and to a gross profit margin of 36.0% for the pro forma combined operations of Quinton and Burdick for the three month period ended December 31, 2002. The improvement in gross profit margins was principally attributable to the results of product cost reduction initiatives, including product design changes and component purchase price savings, among other things.

During the three months ended December 31, 2003, Quinton reported net income of $50,000 or $0.00 per share. Excluding the non-recurring charges discussed above, pro forma net income and pro forma net income per share would have been $1.2 million and $0.09, respectively. This compares to net income of $595,000, or $0.05 per share, for the three month period ended December 31, 2002. The 2002 amounts included an income tax benefit of $206,000, relating to a refund of prior period taxes. There was no similar income tax benefit in the current year.

Principally as a result of the costs relating to the consolidation of its manufacturing activities and the working capital growth relating to its strong fourth quarter revenues, Quinton used cash from operations of $0.5 million during the three month period ended December 31, 2003. In addition, Quinton’s capital expenditures during the fourth quarter of 2003 were $0.3 million. These uses of cash were offset by the receipt of $1.0 million during the quarter, relating to the previously announced sale of Quinton’s hemodynamic monitoring product line. Due principally to these factors, together with the use of existing cash, Quinton reduced its total debt by $0.6 million during the fourth quarter, resulting in a total debt balance of $0.7 million at December 31, 2003.

Year to Date Results

Revenues for the year ended December 31, 2003 were $84.4 million, as compared to revenues of $46.5 million for the year ended December 31, 2002. Quinton’s operating results in 2003 include the operating results of Burdick, which was acquired by Quinton on January 2, 2003.

Gross profit for the year ended December 31, 2003 was $33.3 million, or 39.4% of revenues. Gross profit for 2003 includes a first quarter charge to cost of revenues of $0.3 million relating to the Burdick acquisition and also includes third quarter and fourth quarter severance and other charges totaling approximately $1.4 million, relating to the consolidation of Quinton’s manufacturing operations. Excluding these nonrecurring charges, pro forma gross profit for the full year would have been $35.0 million, or 41.5% of revenues. This compares to Quinton’s gross profit margin of 40.0% for the year ended December 31, 2002 and to a gross profit margin of 35.7% for the pro forma combined results of Quinton and Burdick for the year ended December 31, 2002.

The pro forma combined results of Quinton and Burdick for the year ended December 31, 2002 include a charge to cost of revenues of $1.3 million relating to the acquisition of Burdick’s former parent, Spacelabs Medical, Inc. by Instrumentarium Corporation on July 3, 2002. The pro forma combined gross profit margin of Quinton and Burdick, adjusted to exclude this charge, would have been 37.3% for the year ended December 31, 2002. The year to year improvement in gross profit margins was principally attributable to the results of product cost reduction initiatives, including product design changes and component purchase price savings, among other things.

During the year ended December 31, 2003, Quinton reported a net loss of $1.8 million or $0.15 per share. This loss included the first, third and fourth quarter charges to cost of revenues discussed above and a first quarter nonrecurring charge of $1.3 million to write off in-process research and development acquired in the Burdick acquisition. Excluding these charges, Quinton’s pro forma net income for 2003 would have been $1.2 million, or $0.09 per share.

“We are very pleased with our fourth quarter performance,” stated Mike Matysik, Quinton Chief Financial Officer. “We are especially pleased to have achieved the high end of the expectations we set at the beginning of the year for 2003 pro forma profit and earnings per share, and to have generated a profit for each of the last two quarters and positive operating cash flow for the year, even after absorbing the costs relating to our manufacturing consolidation,” he continued.

Quinton believes that the pro forma gross profit, gross profit margin, net income and income per share numbers are useful to investors because the items excluded in calculating these numbers are not expected to be recurring in nature. Consequently, Quinton believes the pro forma gross profit, gross profit margin, net income and net income per share numbers represent a meaningful measure of the performance of the company’s core operations.

2003 Highlights

In addition to Quinton’s financial accomplishments during 2003, other selected highlights include the following:

•	Acquisition:

•	Acquired Burdick from Spacelabs/Instrumentarium on January 2, 2003, substantially increasing revenues and adding products, distribution and market share

•	Progress in research and development:

•	Atria 3000 Electrocardiograph released

•	Q-Stress Full Disclosure released

•	Pyramis ECG Management Gateway released

•	Numerous upgrades and enhancements to other products

•	Substantial product cost reductions

•	Strategic alliances:

•	Alliance with Cardiac Science providing automated external defibrillators to be sold under the Burdick brand name

•	Alliance with Cambridge Heart re-affirmed, for the continued offering of Cambridge Heart’s Microvolt T-Wave Alternans Test, as a complement to the Burdick branded stress systems

•	Joint marketing agreement with Nihon Kohden, providing Quinton with a high end electrocardiograph for the hospital market, as well as a cooperative selling arrangement involving our ECG management and their patient monitoring systems

•	Strategic alliance with Camtronics Medical Systems providing for a complete offering of hemodynamic monitoring and imaging management products

•	Strengthened management team and board of directors:

•	John Hinson was promoted to Chief Executive Officer, in recognition of his strong leadership and significant achievements as President

•	Feroze Motafram joined as Vice President, Operations, bringing a wealth of operational expertise from his past experience with Westinghouse and Eaton Laboratories

•	Atul Jhalani joined as Vice President, Marketing, adding strategic marketing expertise from his prior experience with Philips Medical Systems and Booz Allen & Hamilton

•	Dr. Jue-Hsien Chern was appointed to the board of directors, bringing technology expertise through his experience with Mentor Graphics, Inc. and Avant! Corporation

•	Improved operating infrastructure and performance:

•	Installed new ERP, telephone and engineering management systems

•	Completed consolidation of all domestic manufacturing operations into our Deerfield, Wisconsin, facilities in the fourth quarter of 2003

•	Divested hemodynamic monitoring line to Camtronics Medical Systems for $1.0 million in cash, $750,000 in notes, plus future contingent consideration, resulting in improved focus on core product lines

•	Expanded analyst coverage:

•	Analyst coverage was initiated by Needham & Co. and by SunTrust Robinson Humphrey, complementing existing coverage by Adams Harkness & Hill and Delafield Hambrecht

“As much as we’re pleased with our financial performance in 2003, we are even more pleased with all of our other accomplishments, which position us very favorably to deliver strong operating performance in 2004 and beyond,” said John Hinson, Quinton Chief Executive Officer.

Outlook for 2004

Quinton reiterated its earlier guidance for 2004 revenues and earnings. Quinton presently expects consolidated net revenues for 2004 of between $86.0 million and $91.0 million. This represents growth of approximately 6% to 12% after adjusting for the disposition of Quinton’s hemodynamic monitoring line, which was divested in October, 2003 and accounted for revenues in 2003 of approximately $3.0 million. Quinton presently expects net income for 2004 to be in a range between $5.9 million and $6.7 million, representing earnings per share in a range between $0.44 and $0.50 per share.

These net income and earnings per share expectations exclude any gain or loss relating to the disposition of Quinton’s hemodynamic monitoring line. Based on post-disposition transition obligations relating to this line, which extend into the second quarter of 2004, Quinton has deferred the recognition of any gain or loss on the transaction. Quinton presently expects to recognize a gain on the sale of between $0.6 and $0.7 million in the second quarter of 2004. This estimated gain excludes any contingent consideration, which will be recognized when earned.

A summary of Quinton’s current quarterly expectations for 2004 is attached.

About Quinton

Quinton develops, manufactures, markets and services a family of advanced cardiology products used in the diagnosis, monitoring and management of patients with cardiovascular disease. Quinton markets its products under the Quinton and Burdick brand names. Quinton’s shares are quoted on the NASDAQ National Market under the trading symbol “QUIN”. For more information, visit the Quinton web site at www.quinton.com or contact Quinton at (800) 426-0337.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, those relating to Quinton’s expected 2004 revenues and earnings that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Quinton’s expected 2004 revenue and profitability. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, our inability to achieve anticipated cost savings from our consolidation of manufacturing operations, delays in our product development activities and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, unexpected softness in the market demand for our products, disruptions in supplies or increases in prices of certain components we use in our products, changes in the number of primary or fully diluted shares outstanding, the impact of acquisitions and divestitures, circumstances or events that may lead to limitations on the usage of our income tax operating loss carryforwards or other changes in circumstances relating to taxes on our income and our ability to maintain good relationships with our employees and suppliers. These and other risks are more fully described under the caption “Risk Factors” included in the Prospectus and other documents, as filed with the Securities and Exchange Commission by Quinton Cardiology Systems, Inc. Quinton undertakes no duty or obligation to update the information provided herein.

Contact:
Mike Matysik
Senior Vice President and Chief Financial Officer
(425) 402-2009
www.quinton.com

Pro Forma Financial Information – Three Month Period and Year Ended December 31, 2003

This press release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”). The information presented on a pro forma basis consists of (i) gross profit calculated on a basis which excludes a cost of revenues charge in the first quarter relating to the Burdick acquisition and charges to cost of revenues during the third and fourth quarters relating to the consolidation of the Company’s manufacturing operations, and (ii) net income and net income per share calculated on a basis which excludes a write-off of in-process research and development and a cost of revenues charge relating to the Burdick acquisition in the first quarter and charges to cost of revenues in the third and fourth quarters relating to the consolidation of the Company’s manufacturing operations. Set forth below is a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with GAAP (in thousands, except per share amounts):

	Three Months Ended	Year Ended
	December 31, 2003	December 31, 2003

Gross profit – as reported	$8,400	$33,265
Pro forma adjustments:
Acquisition related charge to cost of revenues	—	300
Manufacturing consolidation related charges to cost of revenues	1,147	1,418

Pro forma gross profit	$9,547	$34,983

Net income (loss) – as reported	$50	$(1,783)
Pro forma adjustments:
Acquisition related charge to cost of revenues	—	300
Write off in-process research and development	—	1,290
Manufacturing consolidation related charges to cost of revenues	1,147	1,418

Pro forma net income	$1,197	$1,225

Pro forma net income per share – diluted	$0.09	$0.09

Weighted average shares outstanding – diluted	13,049,760	12,955,371

Pro Forma Financial Information – Adjusted Pro Forma Combined Gross Profit and Gross Profit Margin of Quinton and Burdick for the Year Ended December 31, 2002

This press release contains financial information relating to the 2002 pro forma combined gross profit margin of Quinton and Burdick, which was acquired on January 2, 2003, as if the two companies had been combined during 2002. The pro forma combined gross profit margin is presented on a basis calculated in accordance with GAAP, as derived from the pro forma combined financial statements included in Quinton’s filing with the SEC on Form 8-K/A on March 18, 2003, and on an adjusted basis which excludes a charge to cost of revenues relating to the acquisition of Burdick’s former parent, Spacelabs Medical, Inc., which was acquired by Instrumentarium Corporation on July 3, 2002. The adjusted pro forma combined gross profit margin is presented on a basis that does not conform to GAAP. Because this charge to cost of revenues reflected in the pro forma combined gross profit margin calculated in accordance with GAAP was a non-recurring charge, Quinton management believes that a comparison of its 2003 gross profit margin to the adjusted pro forma combined gross profit margin presents a more meaningful comparison to investors. Set forth below is a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with GAAP (in thousands):

		Gross
		Profit
	Dollars	Margin (%)
Pro forma combined gross profit for the year ended December 31, 2002, calculated in accordance with GAAP	$30,562	35.7%
Adjustment – add back acquisition related charge	1,290	1.6%

As adjusted, pro forma combined gross profit for the year ended December 31, 2002	$31,852	37.3%

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	December 31,
	2002	2003

ASSETS
Current Assets:
Cash and cash equivalents	$19,382	$185
Accounts receivable, net	7,384	12,480
Inventories	7,462	12,690
Prepaid expenses and other current assets	528	1,419
Refundable income taxes	206	—

Total current assets	34,962	26,774
Machinery and equipment, net of accumulated depreciation	3,510	4,918
Intangible assets, net of accumulated amortization	393	5,672
Goodwill	860	9,953
Investment in unconsolidated entity	1,000	1,000
Restricted cash	1,325	—

Total assets	$42,050	$48,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$—	$354
Current portion of long term debt	363	363
Accounts payable	4,776	6,183
Accrued liabilities	3,415	7,349
Warranty liabilities	1,089	2,059
Deferred revenue	4,407	4,499
Putable warrants	328	—

Total current liabilities	14,378	20,807
Long term debt	363	—
Deferred tax liability	—	1,180

Total liabilities	14,741	21,987

Minority interest in consolidated entity	—	198
Shareholders’ Equity	27,309	26,132

Total liabilities and shareholders’ equity	$42,050	$48,317

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,

	2002		2003

	$	%	$	%

Revenues:
Systems	$10,780	81.7%	$19,249	86.0%
Service	2,413	18.3	3,124	14.0

Total revenues	13,193	100.0	22,373	100.0
Cost of revenues:
Systems	6,546	60.7	11,098	57.7
Service	1,151	47.7	1,728	55.3
Manufacturing consolidation related charges to cost of revenues	—	—	1,147	—

Total cost of revenues	7,697	58.3	13,973	62.5
Gross profit:
Systems	4,234	39.3	8,151	42.3
Service	1,262	52.3	1,396	44.7
Manufacturing consolidation related charges to cost of revenues	—	—	(1,147)	—

Gross profit	5,496	41.7	8,400	37.5
Operating expenses:
Research and development	1,234	9.4	2,041	9.1
Sales and marketing	2,595	19.7	4,333	19.3
General and administrative	1,250	9.5	1,872	8.4
Stock-based compensation	18	0.1	19	0.1

Total operating expenses	5,097	38.7	8,265	36.9

Operating income	399	3.0	135	0.6
Other income (expense):
Interest income (expense), net	70	0.5	(33)	(0.2)
Interest expense, putable warrants	(75)	(0.6)	—	—
Other expense, net	(7)	—	(4)	—

Total other expense	(12)	(0.1)	(37)	(0.2)

Income before income taxes	387	2.9	98	0.4
Income tax benefit (provision)	208	1.6	(49)	(0.2)

Income before minority interest in loss of consolidated entity	595	4.5	49	0.2
Minority interest in loss of consolidated entity	—	—	1	—

Net income	$595	4.5%	$50	0.2%

Net income per share – basic	$0.05		$0.00
Net income per share – diluted	$0.05		$0.00
Weighted average shares outstanding - basic	11,993,166		12,197,139
Weighted average shares outstanding - diluted	12,819,635		13,049,760

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Twelve Months Ended December 31,

	2002		2003

	$	%	$	%

Revenues:
Systems	$37,389	80.4%	$71,557	84.8%
Service	9,107	19.6	12,839	15.2

Total revenues	46,496	100.0	84,396	100.0
Cost of revenues:
Systems	23,247	62.2	42,351	59.2
Service	4,636	50.9	7,062	55.0
Acquisition related charge to cost of revenues	—	—	300	—
Manufacturing consolidation related charges to cost of revenues	—	—	1,418	—

Total cost of revenues	27,883	60.0	51,131	60.6
Gross profit:
Systems	14,142	37.8	29,206	40.8
Service	4,471	49.1	5,777	45.0
Acquisition related charge to cost of revenues	—	—	(300)	—
Manufacturing consolidation related charges to cost of revenues	—	—	(1,418)	—

Gross profit	18,613	40.0	33,265	39.4
Operating expenses:
Research and development	5,126	11.0	8,086	9.6
Write off in-process research and development	—	—	1,290	1.5
Sales and marketing	9,974	21.4	17,669	20.9
General and administrative	5,273	11.3	7,670	9.1
Stock-based compensation	111	0.2	73	0.1

Total operating expenses	20,484	44.0	34,788	41.2

Operating loss	(1,871)	(4.0)	(1,523)	(1.8)
Other income (expense):
Interest income (expense), net	111	0.2	(244)	(0.2)
Interest income, putable warrants	219	0.5	32	—
Other expense, net	(6)	—	(11)	—

Total other income (expense)	324	0.7	(223)	(0.2)

Loss before income taxes	(1,547)	(3.3)	(1,746)	(2.0)
Income tax benefit (provision)	192	0.4	(62)	(0.1)

Loss before minority interest in loss of consolidated entity	(1,355)	(2.9)	(1,808)	(2.1)
Minority interest in loss of consolidated entity	—	—	25	—

Net loss	$(1,355)	(2.9)%	$(1,783)	(2.1)%

Net loss per share – basic and diluted	$(0.17)		$(0.15)
Weighted average shares outstanding – basic and diluted	7,887,659		12,147,720

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2002	2003	2002	2003

Operating Activities:
Net income (loss)	$595	$50	$(1,355)	$(1,783)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	306	465	1,197	1,858
Loss on disposal of equipment	7	359	21	365
Amortization of deferred stock-based compensation	18	20	111	74
Interest expense (income), putable warrants	75	—	(219)	(32)
Write off of purchased in-process research and development	—	—	—	1,290
Deferred taxes	—	24	—	24
Minority interest in income (loss) of consolidated entity	—	(1)	—	(25)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(1,821)	(1,379)	(1,261)	(1,298)
Inventories	(879)	(772)	(876)	1,543
Prepaid expenses and other current assets	59	(117)	55	227
Income taxes receivable and payable	(206)	—	(206)	—
Accounts payable	483	999	712	(1,318)
Accrued liabilities	(385)	4	(164)	(504)
Warranty liability	(6)	(42)	(235)	(46)
Deferred revenue	262	(131)	851	(202)

Net cash flows from operating activities	(1,492)	(521)	(1,369)	173

Investing Activities:
Purchases of machinery and equipment	(360)	(278)	(1,044)	(1,345)
Proceeds from sales of machinery and equipment	—	25	—	133
Purchase of Burdick, Inc., net of cash acquired	—	—	—	(19,385)
Proceeds from sale of hemodynamic monitoring product line	—	1,000	—	1,000
Restricted cash deposit for acquisition	(1,325)	—	(1,325)	—
Acquisition of treadmill manufacturing business	(1,000)	—	(1,000)	—

Net cash flows from investing activities	(2,685)	747	(3,369)	(19,597)

Financing Activities:
Borrowings (repayments) on bank line of credit, net	—	(529)	(4.471)	354
Payments of long term debt	—	(91)	—	(363)
Proceeds from exercise of stock options	18	8	60	81
Redemption of putable warrants	—	—	(158)	(296)
Proceeds from issuance of stock, net of issuance costs	110	120	28,471	451

Net cash flows from financing activities	128	(492)	23,902	227

Net change in cash and cash equivalents	(4,049)	(266)	19,164	(19,197)
Cash and cash equivalents, beginning of period	23,431	451	218	19,382

Cash and cash equivalents, end of period	$19,382	$185	$19,382	$185

Quinton Cardiology Systems, Inc.
Preliminary 2004 Expectations
(in millions, except per share amounts

	Q1			Q2			Q3			Q4			2004

Revenues	$20.5	to	$21.5	$21.0	to	$22.0	$22.0	to	$23.5	$22.5	to	$24.0	$86.0	to	$91.0
Net Income	$0.9	to	$1.1	$1.2	to	$1.4	$1.6	to	$1.8	$2.2	to	$2.4	$5.9	to	$6.7
Fully Diluted Shares	13.2	to	13.4	13.3	to	13.5	13.3	to	13.5	13.4	to	13.6	13.4	to	13.6
Fully Diluted Earnings per Share	$0.07	to	$0.08	$0.09	to	$0.10	$0.12	to	$0.14	$0.16	to	$0.18	$0.44	to	$0.50

See the text of the press release and documents filed with the SEC for a discussion of risk factors.